                                               Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-41350
Prospectus Supplement
August 30, 2000
(To Prospectus dated August 22, 2000)

                                  $150,000,000

  [Red Lobster(R) Logo Olive Garden(R) Logo Bahama Breeze(R) Logo Smokey Bones
                            BBQ Sports Bar(SM) Logo]
                            DARDEN RESTAURANTS, INC.

                          8.375% Senior Notes due 2005

                           -------------------------
About Darden:                             The Notes:
                                          .  Maturity: September 15, 2005.
 .  We are the world's largest casual
   dining restaurant organization.        .  Interest Payments: Semi-annually
   We operate Red Lobster(R), Olive          in cash on September 15 and March
   Garden(R), Bahama Breeze(R) and           15, beginning on March 15, 2001.
   Smokey Bones BBQ Sports BarSM
   restaurants.                           .  Redemption: We may redeem the
                                             notes prior to maturity, in whole
 .  Our address is:                           or in part, at a redemption price
  5900 Lake Ellenor Drive                    equal to the greater of the
  Orlando, Florida 32809                     principal amount of the notes and
  Telephone: (407) 245-4000                  the make-whole price described in
                                             this prospectus supplement. We
                                             will also pay accrued interest to
                                             the date of redemption. See
                                             "Description of Notes -- Optional
                                             Redemption" on page S-10.

The Offering:
 .  Use of Proceeds: We intend to use
   the net proceeds from the sale of
   the notes to repay short-term
   debt and provide working capital.      .  Ranking of Notes: The notes rank
                                             equally with all of our other
 .  Delivery: We expect the delivery          unsecured and unsubordinated
   of the notes will be made to              debt.
   investors through The Depository
   Trust Company on or about
   September 5, 2000.

                                          Trading:
                                          .  The notes will not be listed on
                                             any securities exchange or
                                             included in any automated
                                             quotation system.

                           -------------------------

                                                          Per Note    Total
                                                          -------- ------------
Public offering price (1)................................ 99.693%  $149,539,500
Underwriting discount....................................  0.600%  $    900,000
Our proceeds before expenses............................. 99.093%  $148,639,500

--------
(1) Plus accrued interest from September 5, 2000, if settlement occurs after that date.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------
Banc of America Securities LLC
      First Union Securities, Inc.
                    SunTrust Equitable Securities Corporation
                              Wachovia Securities, Inc.
                                                The Williams Capital Group, L.P.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Special Note of Caution Regarding Forward-Looking Statements...............  S-2
Summary....................................................................  S-3
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
About Darden...............................................................  S-6
Description of Notes.......................................................  S-8
Underwriting............................................................... S-12

                                   Prospectus

Special Note of Caution Regarding Forward-Looking Statements................   i
About Darden................................................................   1
About the Offering..........................................................   1
Ratio of Consolidated Earnings to Fixed Charges.............................   1
Use of Proceeds.............................................................   1
Description of Debt Securities..............................................   2
Plan of Distribution........................................................  12
Experts.....................................................................  14
Validity of Debt Securities.................................................  14
Where You Can Find More Information About Darden............................  14

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes that we are offering and some other matters relating to us and our business. The second part, the accompanying base prospectus, gives more general information, some of which does not apply to this series of notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your notes varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus, as well as information we previously filed or subsequently file with the SEC that is incorporated by reference, is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since the date of that information.

                       SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

   Some statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

   We have identified a number of cautionary factors in our filings with the SEC, including our most recent Annual Report on Form 10-K and Exhibit 99 attached thereto, which are incorporated by reference in this prospectus supplement, and we refer you to those reports for further information. We qualify any forward-looking statements entirely by these cautionary factors.

                                    SUMMARY

   In this prospectus supplement, the words "we," "our," "ours" and "us" refer to Darden Restaurants, Inc. and its subsidiaries and predecessors, unless the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. The "Description of Notes" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the notes.

                                  The Offering

Issuer..................    Darden Restaurants, Inc.

Securities..............    $150 million principal amount of 8.375% senior
                            notes due 2005.

Maturity................    The notes will mature September 15, 2005.

Interest Rate...........    The notes will bear interest at the rate of 8.375%
                            per annum.

Interest Payment            We will pay interest on the notes semi-annually, in
Dates...................    cash, on September 15 and March 15 beginning March
                            15, 2001.

Optional Redemption.....    We may redeem the notes prior to maturity, in whole
                            or in part, at a redemption price equal to the greater of the principal amount of the notes and the make-whole price described in this prospectus supplement. We will also pay accrued interest to the date of redemption. See "Description of Notes
                            -- Optional Redemption" on page S-10.

Ranking.................    The notes will be our general unsecured
                            obligations. The notes will rank equally with all of our other unsecured and unsubordinated debt, and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to:

                            . any of our secured debt to the extent of the assets securing that debt; and

                            .  all debt for money borrowed and other
                               liabilities of our subsidiaries.

                            As of May 28, 2000, after giving effect to this offering and the application of its proceeds, we would have had approximately $457 million of unsecured debt (including the notes), none of which was debt of our subsidiaries, and we had no secured debt.

Some Covenants..........    The indenture governing the notes contains
                            covenants that will limit our ability to:

                            .  incur some liens securing debt;

                            .  engage in some sale-leaseback transactions; and

                            . enter into some consolidations, mergers or transfers of substantially all of our assets.

Use of Proceeds.........    The net proceeds from the sale of the notes will be
                            used to repay short-term debt and provide working capital.

                             Summary Financial Data

   We derived the summary financial data presented below for each of the five fiscal years in the period ended May 28, 2000 from our audited consolidated financial statements and 2000 Annual Report to Shareholders. You should read the financial data presented below in conjunction with the consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended May 28, 2000, which is incorporated in this prospectus supplement and the accompanying base prospectus by reference. See the section entitled "Where You Can Find More Information" in the accompanying base prospectus.

                                            Fiscal Year Ended
                          ---------------------------------------------------------
                           May 28,     May 30,     May 31,    May 25,     May 26,
                             2000        1999        1998       1997        1996
                          ----------  ----------  ---------- ----------  ----------
                             (In thousands, except per share data and ratios)
Summary of Operations
Sales...................  $3,701,256  $3,458,107  $3,287,017 $3,171,810  $3,191,779
Costs and expenses:
 Cost of sales:
   Food and beverage....   1,199,709   1,133,705   1,083,629  1,077,316   1,062,624
   Restaurant labor.....   1,180,090   1,117,401   1,062,490  1,017,315     954,886
   Restaurant expenses..     521,159     493,811     482,311    481,348     455,626
                          ----------  ----------  ---------- ----------  ----------
 Total cost of sales....  $2,900,958  $2,744,917  $2,628,430 $2,575,979  $2,473,136
                          ----------  ----------  ---------- ----------  ----------
Restaurant operating
 profit.................     800,298     713,190     658,587    595,831     718,643
                          ----------  ----------  ---------- ----------  ----------
Selling, general and
 administrative.........     379,470     360,909     358,542    361,263     373,920
Depreciation and
 amortization...........     130,464     125,327     126,289    136,876     134,599
Interest, net...........      22,388      19,540      20,084     22,291      21,406
Restructuring and asset
 impairment expense (or
 credit), net...........      (5,931)     (8,461)        --     229,887      75,000
                          ----------  ----------  ---------- ----------  ----------
Total costs and
 expenses...............  $3,427,349  $3,242,232  $3,133,345 $3,326,296  $3,078,061
                          ----------  ----------  ---------- ----------  ----------
Earnings (loss) before
 income taxes...........     273,907     215,875     153,672   (154,486)    113,718
Income taxes............      97,202      75,337      51,958    (63,457)     39,363
                          ----------  ----------  ---------- ----------  ----------
Net earnings (loss).....  $  176,705  $  140,538  $  101,714 $  (91,029) $   74,355
                          ----------  ----------  ---------- ----------  ----------
Net earnings (loss) per
 share:
 Basic..................  $     1.38  $     1.02  $     0.69 $    (0.59) $     0.47
 Diluted................  $     1.34  $     0.99  $     0.67 $    (0.59) $     0.46
Balance Sheet Data
Total assets............  $1,971,423  $1,890,247  $1,984,742 $1,963,722  $2,088,504
Land, buildings and
 equipment..............   1,578,541   1,461,535   1,490,348  1,533,272   1,702,861
Working capital
 (deficit)..............   (316,427)   (194,478)   (161,123)  (143,211)   (157,326)
Long-term debt..........     306,586     316,451     310,608    313,192     301,205
Stockholders' equity....     960,470     964,036   1,019,845  1,081,213   1,222,637
Stockholders' equity per
 share..................        7.86        7.30        7.23       7.07        7.70
Other Data
Cash flow from
 operations.............  $  377,120  $  348,220  $  236,125 $  189,203  $  294,032
Capital expenditures....     268,946     123,673     112,168    159,688     213,905
Dividends paid..........      10,134      10,857      11,681     12,385      12,647
Dividends paid per
 share..................        0.08        0.08        0.08       0.08        0.08
Advertising expense.....  $  181,959  $  180,563  $  186,261 $  204,321  $  239,526
Number of employees.....     122,300     116,700     114,800    114,600     119,100
Number of restaurants...       1,139       1,139       1,151      1,182       1,217
Ratio of consolidated
 earnings to fixed
 charges(1).............        7.07        6.18        4.96       2.89        5.57

--------
(1) Earnings represent consolidated pretax earnings from continuing operations before restructuring and asset impairment expense or credit, net, plus fixed charges (net of capitalized interest). Fixed charges represent interest costs, whether expensed or capitalized, and the percent of minimum restaurant and equipment lease payments deemed to represent the interest factor.

                                USE OF PROCEEDS

   We estimate our net proceeds from the sale of the notes we are offering will be approximately $148.4 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds to repay short-term debt and provide working capital.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization as of May 28, 2000, and as adjusted to give effect to the issuance of the notes we are offering. The net proceeds will be used as described in the section entitled "Use of Proceeds" in this prospectus supplement.

                                                         As of May 28, 2000
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
                                                        ----------  ----------
                                                           (in thousands)
Long-term debt
  6.375% notes due 2006................................   $150,000    $150,000
  7.125% debentures due 2016...........................    100,000     100,000
  Less issuance discount...............................     (1,174)     (1,174)
                                                        ----------  ----------
  Net 6.375% notes and 7.125% debentures...............    248,826     248,826
  Other fixed rate debt................................      5,160       5,160
  Variable rate ESOP loan (6.87% at May 28, 2000) due
   2018................................................     52,600      52,600
  Notes offered hereby.................................        --      150,000
                                                        ==========  ==========
    Total long-term debt............................... $  306,586  $  456,586
Stockholders' equity:
  Common stock and surplus, no par value............... $1,351,707  $1,351,707
  Preferred stock, no par value........................        --          --
  Retained earnings....................................    344,579     344,579
  Treasury stock, at cost..............................   (666,837)   (666,837)
  Accumulated other comprehensive income...............    (12,457)    (12,457)
  Unearned compensation................................    (56,522)    (56,522)
                                                        ----------  ----------
    Total stockholders' equity......................... $  960,470  $  960,470
                                                        ----------  ----------
    Total capitalization............................... $1,267,056  $1,417,056
                                                        ==========  ==========

                                  ABOUT DARDEN

   We are the world's largest casual dining restaurant organization. As of May 28, 2000, we operated 1,102 restaurants in 49 states, including 622 Red Lobster, 464 Olive Garden, 14 Bahama Breeze and two Smokey Bones BBQ Sports Bar restaurants. We also operated 37 restaurants in Canada, including 32 Red Lobster and five Olive Garden restaurants. We operate all of our North American restaurants. In Japan, as of May 28, 2000, Red Lobster Japan Partners, a Japanese retailer that is not affiliated with us, operated 35 Red Lobster restaurants under an Area Development and Franchise Agreement.

   We opened our first restaurant, a Red Lobster, in Lakeland, Florida in January 1968. We were acquired by General Mills, Inc. in 1970. In May 1995, we became a separate publicly held company when General Mills distributed all of our outstanding stock to the stockholders of General Mills.

Strategy

   We are a leader in the casual dining segment of the restaurant industry and are committed to the following four strategic building blocks:

  . day-to-day operating excellence in our restaurants;

  . continuous leadership development throughout our company;

  . providing service and hospitality that redefines casual dining; and

  .a continuing commitment to culinary excellence.

   Our continued focus on each of these four building blocks provides a strong foundation for our future growth. Our objective is to continue to expand our current portfolio of restaurant concepts, and to develop or acquire additional concepts which can be expanded profitably. We are currently testing new ideas and concepts, as well as expanding our test of Smokey Bones BBQ Sports Bar in light of favorable consumer response. We also regularly evaluate potential acquisition candidates to assess whether they would satisfy our strategic and financial objectives. At present, we have not identified any specific acquisitions.

   We will continue to focus on improving operating returns at Olive Garden and Red Lobster, and limit new restaurant expansion of those concepts to the highest-potential sites. In addition, we plan to expand Bahama Breeze at a pace that will enable each new restaurant to capture the concept's full potential. The specific number of openings will also depend upon other factors, such as our ability to locate appropriate sites, negotiate acceptable purchase or lease terms, obtain necessary local governmental permits, complete construction and recruit and train restaurant management and hourly personnel.

Restaurant Concepts

Red Lobster

   Red Lobster is the largest casual dining, seafood-specialty restaurant group in the United States. It offers an extensive menu featuring fresh fish, shrimp, crab, lobster, scallops and other seafood in a casual atmosphere. The menu includes a variety of specialty seafood and non-seafood appetizers and desserts.

Olive Garden

   Olive Garden is the market share leader among casual dining Italian restaurants in North America. Olive Garden's menu includes a variety of authentic Italian foods featuring fresh ingredients and an expanded wine list that includes a broad selection of wines imported from Italy. The menu includes antipasti (appetizers); soups, salad and garlic breadsticks; baked pastas; sauteed specialties with chicken, seafood and fresh vegetables; grilled meats; and a variety of desserts. Olive Garden also uses coffee imported from Italy for its espresso and cappuccino.

Bahama Breeze

   Bahama Breeze is our Caribbean-themed restaurant which offers guests a distinctive island dining experience. The first Bahama Breeze was opened in 1996. We continued to test the concept by opening a limited number of additional restaurants in each of the following years. In fiscal 2000, we opened 8 Bahama Breeze restaurants in 6 new markets, bringing the total to 14 restaurants in 11 markets.

Smokey Bones BBQ Sports Bar

   Our newest casual dining restaurant concept, Smokey Bones BBQ Sports Bar, combines barbecue with a relaxed sports bar atmosphere. We opened the first Smokey Bones BBQ Sports Bar in September 1999. There are currently two restaurants, both located in Orlando, Florida.

                              DESCRIPTION OF NOTES

   The following description of the particular terms of the notes we are offering supplements and, to the extent inconsistent, supersedes the description of the general terms of the debt securities set forth under the section entitled "Description of Debt Securities" in the accompanying base prospectus. You should read the base prospectus in conjunction with this prospectus supplement. Because this is a summary, it does not contain all the information that may be important to you. You should also read the entire indenture, including the definitions of some terms, before you make any investment decision.

General

   The notes will be issued under an indenture dated as of January 1, 1996 between us and Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association), as trustee. The principal corporate trust office of the trustee is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

   The notes are a separate series of debt securities under the indenture. The notes will mature on September 15, 2005. Interest on the notes will accrue from September 5, 2000 and will be payable semi-annually, in cash, on September 15 and March 15, beginning March 15, 2001, and at maturity to the persons in whose name the notes are registered at the close of business on the September 1 or March 1 prior to the applicable interest payment date, at the annual rate specified on the cover page of this prospectus supplement. The notes will rank equally with all of our other unsecured and unsubordinated debt.

   The notes will not be listed on any securities exchange. The notes will be a new issue of securities with no established trading market. We cannot assure you as to whether any market will develop, the liquidity of any market that may develop or the prices at which holders of the notes would be able to sell the notes.

Book-Entry System

   The Depository Trust Company (referred to as "DTC"), New York, New York, will act as the initial securities depositary for the notes. The notes will be represented by one fully-registered global certificate, in the aggregate principal amount of the notes. The certificate will be registered only in the name of Cede & Co., DTC's nominee, and deposited with DTC or its custodian.

   The following is based on information furnished to us by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC. Persons who are not direct or indirect participants may beneficially own securities held by DTC only through participants.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of the notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, the notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     In those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payments on the notes will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, and disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book entry securities for all purposes under the indenture. Except as provided in this prospectus supplement, a beneficial owner of the notes will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in a definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, notes certificates will be printed and delivered to the holders of record as instructed by DTC to the trustee. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the holders of record as instructed by DTC to the trustee. It is expected that DTC's instructions to the trustee regarding the holders of record will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

   We have no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Funds Settlement System and Payment

   We will make all payments of principal and interest in immediately available funds.

   Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Optional Redemption

   The notes will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

  .100% of the principal amount of the notes, and

  . as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360 day year consisting of twelve 30 day months at the adjusted treasury rate plus 20 basis points plus, in each case, accrued and unpaid interest on the notes to the redemption date.

   The quotation agent means the reference treasury dealer appointed by us to serve in that capacity. The term reference treasury dealer means each of Banc of America Securities LLC and Wachovia Securities, Inc. and their respective successors. If however, either of these reference treasury dealers ceases to be a primary U.S. government securities dealer in New York City, we will substitute another primary treasury dealer.

   A reference treasury dealer quotation means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed, in each case, as a percentage of its principal amount) quoted on the third business day preceding the redemption date.

   The adjusted treasury rate means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date. The comparable treasury issue means the United States treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   The comparable treasury price means for any redemption date:

  . the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotation, or

  . if the trustee obtains fewer than three reference treasury dealer quotations, the average of the quotations.

   In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption, will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Mandatory Redemption

   We will not be required to make any mandatory sinking fund payments with regard to the notes or to redeem any of the notes before maturity.

Covenants

   The notes are subject to the restrictive covenants described under the section entitled "Description of Debt Securities -- Some Restrictive Covenants" in the accompanying base prospectus.

Consolidation, Merger and Sale of Assets

   The notes are subject to some limitations on our ability to enter into some consolidations, mergers or transfers of substantially all of our assets as described under the section entitled "Description of Debt Securities -- Consolidation, Merger and Sale of Assets" in the accompanying base prospectus.

Events of Default

   The notes are subject to the events of default described under the section entitled "Description of Debt Securities -- Events of Default" in the accompanying base prospectus.

Defeasance and Discharge Provisions

   The notes are subject to defeasance and discharge of debt, or to defeasance of some restrictive covenants as described under the section entitled "Description of Debt Securities -- Defeasance" in the accompanying base prospectus.

Modification and Waiver

   The notes are subject to provisions allowing, under some conditions, the modification or amendment of the indenture or waiving our compliance with some provisions of the indenture, as described under the section entitled "Description of Debt Securities -- Modification and Waiver" in the accompanying base prospectus.

                                  UNDERWRITING

   Subject to the terms and conditions specified in an underwriting agreement and the terms agreement, among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to some conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased.

                                                                Principal Amount
   Underwriters                                                     of Notes
   ------------                                                 ----------------
   Banc of America Securities LLC..............................   $ 90,000,000
   First Union Securities, Inc. ...............................     18,000,000
   SunTrust Equitable Securities Corporation...................     18,000,000
   Wachovia Securities, Inc. ..................................     18,000,000
   The Williams Capital Group, L.P. ...........................      6,000,000
                                                                  ------------
                                                                  $150,000,000
                                                                  ============

   The underwriters propose to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to the dealers at that price less a concession of no more than .35% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount of no more than .25% of the principal amount of the notes to other dealers. The public offering price, concession and discount may be changed after the offering of the notes to the public.

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

   We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make regarding some liabilities, including liabilities under the Securities Act.

   The underwriters, as well as dealers and agents, may purchase and sell the notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters or agents sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids by which the underwriting syndicate may reclaim selling concessions allowed to either syndicate members or broker dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

   We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

   The underwriters, and some of their affiliates, have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and our affiliates and have received, and may continue to receive, customary fees in connection with those services. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a co-agent and a co-lender under our $300 million revolving credit facility dated as of October 29, 1999. First Union National Bank, an affiliate of First Union Securities, Inc., is the documentation agent and a co-lender under that credit facility. SunTrust Bank, Central Florida, N.A., an affiliate of SunTrust Equitable Securities Corporation, is the syndication agent and a co-lender under that credit facility. Wachovia Bank, N.A., an affiliate of Wachovia Securities, Inc., is the administrative agent and a co-lender under that credit facility, and Wachovia Securities, Inc. was the lead arranger under that credit facility. In addition, Wachovia Bank of Georgia, N.A., an affiliate of Wachovia Securities, Inc., is the lender under the ESOP loan agreement under which $52.6 million was outstanding as of May 28, 2000, and First Union National Bank is the transfer agent and the registrar for our common stock.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $270,000.

PROSPECTUS

                                  $500,000,000

                            DARDEN RESTAURANTS, INC.

                                Debt Securities

                               ----------------

 .  We may use this prospectus from        .  A supplement to this prospectus
   time to time to offer unsecured           will name any underwriters,
   debt securities in one or more            dealers or agents involved in the
   series.                                   sale of our debt securities and
                                             describe their compensation.

                                          .  We are the world's largest casual
 .  The debt securities will be               dining restaurant organization.
   issued under the terms of an              We operate Red Lobster(R), Olive
   indenture, which is described in          Garden(R), Bahama Breeze(R) and
   this prospectus.                          Smokey Bones BBQ Sports BarSM
                                             restaurants. We are based in
                                             Orlando, Florida.


 .  The specific terms of each series      .  We do not expect our debt
   of debt securities issued will be         securities to officially trade in
   described in detail in a                  any public market.
   supplement to this prospectus.



 .  We may sell debt securities
   directly to purchasers, through
   underwriters, dealers or agents
   or through any combination of
   these methods.

   This prospectus may not be used to consummate sales of these debt securities unless accompanied by a prospectus supplement. The prospectus supplement may update or change information contained in this prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is August 22, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS...............   i
ABOUT DARDEN...............................................................   1
ABOUT THE OFFERING.........................................................   1
RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES............................   1
USE OF PROCEEDS............................................................   1
DESCRIPTION OF DEBT SECURITIES.............................................   2
PLAN OF DISTRIBUTION.......................................................  12
EXPERTS....................................................................  14
VALIDITY OF DEBT SECURITIES................................................  14
WHERE YOU CAN FIND MORE INFORMATION ABOUT DARDEN...........................  14

                               ----------------

                       SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

   Some statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

   We have identified a number of cautionary factors in our filings with the SEC including our most recent Annual Report on Form 10-K and Exhibit 99 attached thereto, which are incorporated by reference in this prospectus, and we refer you to those reports for further information. We qualify any forward-looking statements entirely by these cautionary factors.

                                  ABOUT DARDEN

   We are the world's largest casual dining restaurant organization. As of May 28, 2000, we operated 1,102 restaurants in 49 states, including 622 Red Lobster, 464 Olive Garden, 14 Bahama Breeze and two Smokey Bones BBQ Sports Bar restaurants. We also operated 37 restaurants in Canada, including 32 Red Lobster and five Olive Garden restaurants. We operate all of our North American restaurants. In Japan, as of May 28, 2000, Red Lobster Japan Partners, a Japanese retailer that is not affiliated with us, operated 35 Red Lobster restaurants under an Area Development and Franchise Agreement.

   We opened our first restaurant, a Red Lobster, in Lakeland, Florida in January 1968. We were acquired by General Mills, Inc. in 1970. In May 1995, we became a separate publicly held company when General Mills distributed all of our outstanding stock to the stockholders of General Mills.

   We were incorporated under the laws of the State of Florida in 1995. Our principal executive offices are located at 5900 Lake Ellenor Drive, Orlando, Florida 32809. Our telephone number is (407) 245-4000.

                               ABOUT THE OFFERING

   We may offer and sell from time to time, in one or more series, unsecured debt securities, which may consist of notes, debentures or other evidences of indebtedness. The total initial offering prices of the debt securities that we may offer and sell under this prospectus and supplements to it will not be greater than $500,000,000 or the equivalent in a foreign currency at the time of sale. This prospectus provides you with a general description of the securities we may offer.

   Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this prospectus with the attached prospectus supplement, which together provide the specific terms of the securities that we are offering.

                RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

   The following table describes the ratio of our consolidated earnings to fixed charges for each of the years indicated:

                                                    Fiscal Year Ended
                                         ---------------------------------------
                                         May 28, May 30, May 31, May 25, May 26,
                                          2000    1999    1998    1997    1996
                                         ------- ------- ------- ------- -------
   Ratio of consolidated earnings to
    fixed charges.......................  7.07    6.18    4.96    2.89    5.57

   Earnings represent consolidated pretax earnings from continuing operations before restructuring and asset impairment expense or credit, net, plus fixed charges (net of capitalized interest). Fixed charges represent interest costs, whether expensed or capitalized, and the percent of minimum restaurant and equipment lease payments deemed to represent the interest factor.

                                USE OF PROCEEDS

   We will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, unless we specify another use in the applicable prospectus supplement. General corporate purposes may include working capital, capital expenditures, stock repurchases, debt repayment or the financing for possible acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that are offered by this prospectus. We will offer the debt securities, at various times, in one or more series, under an indenture dated as of January 1, 1996 between us and Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association), as trustee.

   This description of some provisions of the indenture is not complete. You should refer to the applicable provisions of the indenture covering the debt securities. The indenture is an exhibit to our registration statement, filed with the Securities and Exchange Commission, File No. 333-41350, of which this prospectus is a part. Each prospectus supplement will state the particular terms that will apply to the offered debt securities included in the supplement and will describe the extent, if any, to which the general terms and provisions described in this prospectus do not apply to those particular securities.

   Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions of terms, and the applicable prospectus supplement before you make any investment decision. Some of the terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference in this prospectus.

   The covenants in the indenture do not necessarily protect you from a decline in our credit rating due to highly leveraged or other transactions involving us.

General

   We may offer the debt securities in one or more series, as we may authorize at various times. The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. We may specify a maximum aggregate principal amount for a series of debt securities, but we may also increase the specified maximum aggregate principal amount by resolution of our board of directors. All debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

   Except as described under the section entitled "Some Restrictive Covenants" below, the indenture does not limit us or any of our subsidiaries from incurring more debt or issuing more securities, and does not contain financial or similar restrictions on us or any of our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to participate in any distribution of assets of any of our subsidiaries at the time of the subsidiary's liquidation or reorganization or otherwise, are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that we or any of our creditors may be a creditor of that subsidiary.

   The applicable prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  . the title of the offered debt securities;

  . any limit on the aggregate principal amount of the offered debt securities;

  . the person to whom interest is payable, if other than the person in whose name it is registered as of the record date for payment of interest;

  . the date(s) on which the offered debt securities will mature and any rights of extension;

  . the annual rate(s), if any, which may be fixed or variable, at which the offered debt securities will bear interest, or the method by which this rate(s) will be determined;

  . the date from which interest will accrue, the interest payment date(s) and the regular related applicable record date(s);

  . the place(s) where the principal, premium, if any, and interest on the offered debt securities will be payable;

  . the period(s), if any, within which and the price(s) at which the offered debt securities may be redeemed, under any redemption provisions, at our option, and other detailed terms of the optional redemption provisions;

  . our obligation to redeem or purchase the offered debt securities under any sinking fund, or at your option, and the terms and conditions under which the offered debt securities may be redeemed or purchased, in whole or in part, under this obligation;

  . if other than in denominations of U.S. $1,000 or multiples of U.S.
    $1,000, the denominations in which the offered debt securities will be issued;

  . any index or formula used to determine the amount of principal, premium, if any, or interest payable on the offered debt securities;

  . the currency or currency units in which the offered debt securities are denominated, and principal and interest may be payable, and for which the debt securities may be purchased, if other than in U.S. dollars;

  . if the principal, premium, if any, or interest paid on the offered debt securities are specified or payable at our option or at yours, in a currency other than U.S. dollars, whether and under what terms and conditions this election can be made and the amount payable, or the manner in which this amount is determined;

  . if other than the principal amount of the offered debt security, the portion of the principal payable at acceleration of the offered debt securities following an event of default;

  . if the principal amount payable at maturity of the offered debt securities will not be determinable as of any date prior to maturity, the principal amount of offered debt securities at that date, including the principal amount deemed outstanding as of any date prior to maturity, or in any case, the manner in which this amount is determined;

  . if the offered debt securities are not defeasible as described under the section entitled "Defeasance" below;

  . whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or debt securities and the circumstances under which you may exchange any global security for debt securities registered in the name of, and any transfer of the global security registered to an entity other than the depositary or its nominee;

  . any event of default or covenant related to the offered debt securities of a particular series, if not specified in this prospectus; and

  . any other terms of the offered debt securities that will not conflict with the provisions of the indenture.

   Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. We may issue the offered debt securities in the form of one or more global certificates, as described below under the section entitled "Global Securities." The applicable prospectus supplement will describe special federal income tax and other considerations related to offered debt securities denominated in foreign currencies.

Exchange, Registration and Transfer

   You may exchange debt securities of any series that are not global securities for other registered securities of the same series and of like aggregate principal amount in different authorized denominations. Transfers and exchanges may be made without service charge and after payment of any taxes or other governmental charges as described in the indenture. We have appointed the trustee as security registrar as provided under the indenture. The security registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Original Issue Discount Debt Securities

   We may issue the offered debt securities as original issue discount debt securities, bearing no interest or with an interest rate which at the time of issuance is below market rates. We may sell original issue discount debt securities at a substantial discount below their principal amount. The applicable prospectus supplement will describe special federal income tax and other considerations related to original issue discount debt securities.

Payment and Paying Agent

   Unless the applicable prospectus supplement specifies otherwise, we will pay the principal, premium, if any, and interest on the offered debt securities, and the transfer of the offered debt securities will be registrable, at the principal corporate trust office of the trustee. In addition, unless the applicable prospectus supplement specifies otherwise, and with the exception of global securities, we may, at our option, pay interest by check mailed to the address of the person entitled to it, as it appears on our security register.

Global Securities

   We may issue the offered debt securities of a series in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. We may issue global securities in a denomination equal to the aggregate principal amount of outstanding debt securities of the series.

   Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

  . by the applicable depositary to a nominee of the depositary,

  . by any nominee to the depositary itself or another nominee, or

  . by the depositary or any nominee to a successor depositary or any nominee of the successor.

   We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

   When we issue a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, which we refer to as the participants. Those accounts will be designated by the dealers, underwriters or agents related to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

   As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interest in a global security:

  . will not be entitled to have any of the underlying debt securities registered in their names;

  . will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

  . will not be considered the owners or holders under the indenture relating to those debt securities.

   Payments of principal, premium, if any, and interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing these debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

   We expect that the depositary or its nominee, after receipt of any payment of principal, premium, if any, or interest relating to a permanent global security representing any series of debt securities, will immediately credit the participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

   If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that case, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, the owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In this instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

Some Restrictive Covenants

Limitations on Liens

   Unless the applicable prospectus supplement specifies otherwise, neither we nor any restricted subsidiary will incur, issue, assume or guarantee any debt secured by a lien on any principal property, of ours or of any restricted subsidiary, or on shares of capital stock or debt issued by any restricted subsidiary and owned by us or any restricted subsidiary, whether the principal property, shares or debt were owned on the date of the indenture or acquired after that date, without providing that the debt securities will be secured equally and ratably with all other debt also secured, as long as this debt is secured.

   Debt means any obligation of ours or of any of our subsidiaries, or any obligation guaranteed by us or any of our subsidiaries to repay money borrowed, whether evidenced by bonds, debt securities, notes or similar instruments, and including reimbursement obligations related to commercial letters of credit, bankers' acceptances or similar facilities.

   Lien means, for any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind related to that property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

   Principal property means all restaurant or related equipment and real property, in each case which is owned by us or a subsidiary and which constitutes all or part of any restaurant located within the United States or Canada.

   Restricted subsidiary means any subsidiary of ours which does not meet the following conditions:

  . the greater portion of the operating assets is located, or the principal business is carried on, outside the United States and Canada, or which, during the twelve most recent calendar months, or shorter period elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States or Canada;

  . the principal business consists of financing or assisting in the financing of dealers, distributors or other customers to facilitate:

   - the acquisition or disposition of our products or of any of our subsidiaries, or

   - obtaining equipment or machinery used in this acquisition or disposition;

  . the principal business consists of owning, leasing, dealing in or developing real property; or

  . substantially all of the assets consist of securities of subsidiaries described in the first three bullet points above.

   Subsidiary means a corporation in which we or one or more subsidiaries directly or indirectly own more than 50% of the outstanding voting stock. Voting stock is a stock which ordinarily has voting power for the election of directors, at all times or as long as no senior class of stock has this voting power due to a contingency.

   The limitations on liens do not apply to:

  . liens existing on the date of the indenture;

  . liens on any principal property acquired, constructed or improved by us or any restricted subsidiary after the date of the indenture which are created or assumed at the time of, or within 180 days of the acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of the acquisition, construction or improvement;

  . liens on property, shares of capital stock or debt existing at the time they are acquired by us whether by merger, consolidation, purchase, lease or some other method, including liens existing at the time that this corporation becomes a restricted subsidiary;

  . liens in favor of us or any of our restricted subsidiaries;

  . liens in favor of the state or federal government, any department, agency or subdivision of any state or federal government, or Canada or political subdivision of Canada, to secure partial, progress, advance or other payments, to secure other contractual or statutory obligations, or to secure any debt incurred to finance the cost of acquiring, constructing or improving the property that is subject to the lien, including liens incurred in connection with pollution control, industrial revenue or similar financings;

  . liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise if we disposed of the property within 180 days after the creation of these liens and if any debt secured by these liens will be without recourse to us or any subsidiary;

  . liens imposed by law, including mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other liens arising in the ordinary course of business, or federal, state or municipal liens arising out of contracts for the sale of products or services by us or any restricted subsidiary, or deposits or pledges to obtain the release of any of these liens;

  . pledges or deposits under workmen's compensation or similar laws or under other circumstances;

  . liens in connection with legal proceedings, including liens arising out of judgments or awards, contested in good faith by us or our restricted subsidiary, or liens incurred by us or our restricted subsidiary to obtain a stay or discharge in the course of legal proceedings;

  . liens for taxes or assessments not yet due or delinquent, or which can be paid without penalty, or contested in good faith by appropriate proceedings;

  . liens consisting of restrictions on the use of real property which do not interfere materially with the property's use or value; or

  . any extension, renewal or replacement, as a whole or in part, of any lien existing on the date of the indenture or of any lien referred to, in the first two and in the last six bullet points. This extension, renewal or replacement lien must however be limited to all or part of the same property, shares of stock or debt that secured the lien, plus improvements on the property, and the debt secured by the lien at that time must not be increased.

   The limitations on liens also do not apply if at the time and after giving effect to any debt secured by a lien and any retirement of debt secured by a lien:

  . the total amount of all existing debt secured by liens which could not have been incurred by us or our restricted subsidiary without equally or ratably securing the debt securities, and which is not subject to the exceptions described above; plus

  . the attributable value of all sale and leaseback transactions entered into in reliance on the section titled "Limitations on Sale and Leaseback"

does not exceed the greater of 10% of our consolidated capitalization or $250,000,000.

   Consolidated capitalization means consolidated total assets less consolidated non-interest bearing current liabilities, all as shown by our consolidated balance sheet and the consolidated balance sheet of our subsidiaries, whether or not consolidated for accounting purposes.

Limitations on Sale and Leaseback

   Unless the applicable prospectus supplement specifies otherwise, neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction involving the leasing for a period greater than three years of any principal property, unless either:

  . we or our restricted subsidiary would be, at the time of entering into the sale and leaseback transaction, entitled, without equally and ratably securing the debt securities then existing, to incur, issue, assume or guarantee debt secured by a lien on the property, under the provisions described above in the section entitled "Limitations on Liens," or

  . within 180 days after that sale or transfer, we apply to retire our funded debt, subject to credits for some voluntary retirements of funded debt, an amount equal to the greater of:

   - the net proceeds of the sale of the principal property sold and leased back under that arrangement, or

   - the fair market value of the principal property so sold and leased back.

   This limitation will not apply to a sale and leaseback transaction between us and a restricted subsidiary, or between restricted subsidiaries, or involving the taking back of a lease for a period of less than three years.

   Funded debt means notes, bonds, debt securities or other debt for money borrowed which by its terms matures at, or is extendible or renewable at the option of the lender to a date more than 12 months after the date of the creation of that debt.

   This limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback:

  . the attributable value of all sale and leaseback transactions existing at that time and which is not subject to the exceptions described above; plus

  . the total amount of all existing debt secured by liens that we entered into in reliance on the last two bullet points of the section entitled "Limitations on Liens,"

does not exceed the greater of 10% of our consolidated net tangible assets or $250,000,000.

   Attributable value means, for any sale and leaseback transaction, at the time of determination, the lesser of:

  . the sale price of the principal property so leased, multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in sale and leaseback transaction and the denominator of which is the base term of such lease, and

  . the total obligation, discounted to present value at the highest rate of interest specified by the terms of any series of debt securities then outstanding compounded semi-annually, of the lessee for rental payments, other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights, during the remaining portion of the base term of the lease included in that sale and leaseback transaction.

Events of Default

   Events of default when used in the indenture, mean any of the following for a series of offered debt securities:

  . failure to pay any interest on any debt security for 30 days after the interest becomes due;

  . failure to pay the principal or premium, if any, on any debt security when due;

  . failure to deposit any sinking fund payment on any debt security when due;

  . failure to perform or breach of any other covenant in the indenture that continues for 60 days after written notice;

  . a default under any bond, debt security, note or other debt for money borrowed by us, including a default related to debt securities of any series other than that series, or under any mortgage, indenture or instrument, including the indenture, under which there may be issued or by which there may be secured or evidenced any debt for money borrowed by us, having an aggregate principal amount outstanding of at least $25,000,000, whether that debt now exists or is later created, which debt has become due and has not been paid, or whose maturity has been accelerated, and which debt has not been discharged or that acceleration has not been annulled within 10 business days after written notice as provided in the indenture;

  . some events of bankruptcy, insolvency or reorganization; and

  . any other event of default related to the debt securities of that series.

   If any event of default, other than an event of default described in the sixth bullet point above for any series, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if any of the debt securities of that series are original issue discount debt securities, the lesser portion of the principal amount of these debt securities as may be specified by their terms, of all of the debt securities of that series to be due and immediately payable.

   If an event of default described in the sixth bullet point above occurs, the principal amount, or if any of the debt securities of that series are original issue discount securities, the portion of the principal amount of these debt securities as may be specified by their terms, will automatically become immediately due and payable, and without any declaration or other action on the part of the trustee or any holder.

   The trustee is required, within 90 days after the occurrence of an event of default related to the debt securities of any series, to give to the holders of the debt securities of that series notice of the default that it actually knows of, if not cured or waived. However, except in the case of default in the payment of principal, premium, if any, or interest on any debt security of that series, or in the deposit of any sinking fund payment which is provided, the trustee will be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities of that series. In addition, the notice will not be given until 30 days after the occurrence of an event of default related to the debt securities of any series in the performance of a covenant in the indenture other than for the payment of the principal, premium, if any, or interest on any debt security of that series or the deposit of any sinking fund payment with respect to the debt securities of that series.

   At any time after a declaration of acceleration of any debt securities of a series is made, but before the trustee has obtained a judgment for payment of money, the holders of a majority in aggregate principal amount of the existing debt securities of that series may, under some circumstances, rescind this acceleration.

   The indenture contains provisions entitling the trustee to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, related to the debt securities of that series.

   The holder of debt securities will not have any right to institute any proceeding related to the indenture, or for the appointment of a receiver or trustee for any other remedy under the indenture, unless:

  . the holder has previously given to the trustee written notice of a continuing event of default related to the debt securities of that series;

  . holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute the proceeding and the holders have offered reasonable indemnity; and

  . the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series instructions which conflict with that request, within 60 days after the notice, request and offer.

   The indenture requires us to file annually with the trustee a certificate executed by one officer, indicating whether the officer has knowledge of any default under the indenture.

   The right of any holder to receive payment of the principal, premium, if any, and interest on the debt securities or to institute a legal proceeding cannot be impaired without the holder's consent.

Modification and Waiver

   With the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification or amendment, voting as one class, we and the trustee may execute supplemental indentures modifying or amending the indenture or any supplemental indenture.

   Without the consent of the holder of each debt security affected by the modification, we may not:

  . change the maturity of, the principal of, or any installment of principal or interest on any debt security; or

  . reduce the principal amount of the debt security; or

  . reduce the rate of interest on the debt security; or

  . reduce any premium payable at redemption of the debt security; or

  . reduce the amount of the principal of an original issue discount security due or any other security due at acceleration of maturity; or

  . change the place of payment, or coin or currency in which the principal, premium, if any, or interest on any debt security is payable; or

  . impair the right to institute suit for the enforcement of any payment on or after maturity, or in the case of redemption or repayment, on or after the redemption or repayment date; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture; or

  . reduce the percentage of outstanding debt securities necessary to waive compliance with some provisions of the indenture or for waiver of some defaults; or

  . modify the foregoing requirements.

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive, for that series, our compliance with some provisions of the indenture.

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture for the debt securities of that series, except a default:

  . in the payment of principal, premium, if any, or interest on any debt security, or

  . related to a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

   The indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action as of any date:

  . the principal amount of an original issue discount security deemed outstanding will be the amount of the principal of the original issue discount security due at acceleration of maturity to that date;

  . if, as of that date, the principal amount payable at the maturity of a debt security cannot be determined, the principal amount of the debt security deemed outstanding will be the amount determined under a board resolution and specified in an officers' certificate, or determined in one or more supplemental indentures, prior to the issuance of the debt securities;

  . the principal amount of a debt security denominated in one or more foreign currencies or currency units deemed outstanding will be the U.S. dollar equivalent, determined as of that date as described in the previous bullet point, of the principal amount of the debt security, or in the case of a debt security described in either of the first two bullet points, of the amount determined as described in that bullet point above; and

  . debt securities owned by us or any other lender on the debt securities, or any affiliates of ours or of any lender, will be disregarded and deemed not to be outstanding, except that in determining whether the trustee will be protected in relying on such request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities which the trustee knows to be so owned will be disregarded.

   Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee's right to so act for the debt securities and that the pledgee is not us or any other lender on the debt securities or any of our affiliates or other lender.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into another entity or convey, transfer or lease our property and assets substantially as an entirety to any other entity, and we may not permit any entity to consolidate with or merge into us or convey, transfer or lease their properties and assets substantially as an entirety to us, unless:

  . any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States, any State or the District of Columbia, and this successor or purchaser expressly assumes our obligations on the debt securities under a supplemental indenture in a form satisfactory to the trustee;

  . immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, occurred and is continuing;

  . if, as a result of this transaction, our property or assets become subject to a lien which is not permitted by the indenture, our successor or us, as the case may be, takes the necessary steps to secure the debt securities issued under the indenture equally and ratably with debt secured by the lien; and

  . other conditions required under the indenture are met.

   If we consolidate or merge into or if we convey, transfer or lease our assets substantially as an entirety, our successor will succeed to, and will be substituted for us under the indenture, and in this case, but not in the case of a lease, we will be relieved of all obligations and covenants under the indenture and debt securities.

Defeasance

   Unless the applicable prospectus supplement specifies otherwise, the following provisions relating to defeasance and discharge of debt, or relating to defeasance of some restrictive covenants under the indenture, will apply to the debt securities of any series, or to any specified part of a series.

   The indenture contains a provision which permits us to elect:

  . to defease and be discharged from all of our obligations, subject to limited exceptions, related to any series of debt securities then outstanding, which we refer to as legal defeasance; or

  . to be released from our obligations under some restrictive covenants, including those described above under the section entitled "Some Restrictive Covenants," which we refer to as covenant defeasance.

   To make this election, we must:

  . deposit in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal, premium, if any, and interest in accordance with their terms, will provide sufficient money to repay in full the series of debt securities and any mandatory sinking fund payments on the respective maturities;

  . deliver to the trustee an opinion of counsel as provided under the indenture, that holders of debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if this deposit, defeasance and discharge had not occurred; and

  . comply with other conditions of the indenture.

   If we exercised the legal defeasance option on any debt securities and these debt securities were declared due and payable because an event of default occurred, the amount of money and U.S. government obligations deposited in trust would be sufficient to pay the amounts due on the debt securities at the time of their respective maturities but may not be sufficient to pay the amounts due on the debt securities at acceleration resulting from the event of default. In that case, we would remain liable for the payments.

   U.S. government obligation means:

  . any security which is:

   - a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged, or

   - an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in case of either this paragraph or the previous paragraph, is not callable or redeemable at the option of the issuer; and

  . any depositary receipt issued by a bank, as custodian for any U.S.
    government obligation which is specified in the first bullet point above and held by that bank for the account of the holder of the depositary receipt, or for any specific payment of principal or interest on any U.S. government obligation so specified and held, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian for the U.S. government obligation or the specific payment of principal or interest evidenced by the depositary receipt.

The Trustee

   Wells Fargo Bank Minnesota, National Association (formerly known as Norwest Bank Minnesota, National Association) is the trustee under the indenture. The trustee may resign or be removed by the act of holders of a majority in principal amount of the securities of a series, with respect to one or more series of debt securities, and we may appoint a successor trustee to act for these series. If two or more persons are acting as trustee for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and any action described in this prospectus to be taken by the "trustee" may then be taken by each trustee for, and only for, the series of securities for which it is trustee.

   The trustee participates in our credit agreement and maintains customary banking relationships with us. The trustee also serves as our register and transfer agent for the offered debt securities.

Governing Law

   The indenture and the offered debt securities will be governed by, and construed under, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

   We may sell the offered debt securities:

  . through underwriters or dealers;

  . directly to one or a limited number of institutional purchasers;

  . through agents; or

  . through some combination of these methods.

   This prospectus or the applicable prospectus supplement will describe the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from the sale, including any underwriting commissions or other items constituting underwriters' compensation.

By Underwriters

   If underwriters are used in the sale, the offered debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters or agents to purchase the offered debt securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered debt securities if any of the securities are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

By Dealers

   If a dealer is utilized in the sale of any offered debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

By Agents

   We may also sell offered debt securities through agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

By Direct Sales

   We may also directly sell offered debt securities. In this case, no underwriters, dealers or agents would be involved.

General Information

   Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by some specified institutions to purchase offered debt securities from us at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions stated in the prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of the contracts.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered debt securities may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act, or to contribution regarding payments that the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   The offered debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom we sell the debt securities for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the offered debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

   In connection with an offering of our debt securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be affected on any securities exchange on which the debt securities may be listed, in the over-the-counter market or otherwise.

                                    EXPERTS

   The consolidated financial statements of Darden Restaurants, Inc. as of May 28, 2000 and May 30, 1999, and for each of the years in the three-year period ended May 28, 2000 have been incorporated by reference in the prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus, and upon the authority of said firm as experts in accounting and auditing.

                          VALIDITY OF DEBT SECURITIES

   The validity of the offered debt securities will be passed upon for us by George T. Williams, Esq., as Associate General Counsel of Darden, and, unless otherwise indicated in the applicable prospectus supplement or prospectus supplements, for any underwriters or agents by McGuireWoods LLP. As of July 7, 2000, George T. Williams owned 11,443 shares of our common stock and had options to purchase 120,397 shares of our common stock.

                WHERE YOU CAN FIND MORE INFORMATION ABOUT DARDEN

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also obtain copies of our SEC filings at the office of the New York Stock Exchange, Inc. For further information on obtaining copies of Darden's public filings at the New York Stock Exchange, you should call 1-212-656-3000.

   The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until our offering is completed:

  . Annual Report on Form 10-K for the year ended May 28, 2000.

   You may request a copy of this filing, at no cost, by writing to or telephoning us at the following address (or by visiting our website at http://www.darden.com):

                               Investor Relations
                            Darden Restaurants, Inc.
                            5900 Lake Ellenor Drive
                             Orlando, Florida 32809
                                 (407) 245-4000

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                  $150,000,000

  [Red Lobster(R) Logo Olive Garden(R) Logo Bahama Breeze(R) Logo Smokey Bones
                            BBQ Sports Bar(SM) Logo]

                            DARDEN RESTAURANTS, INC.

                          8.375% Senior Notes due 2005

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                                August 30, 2000

                         -----------------------------



                         Banc of America Securities LLC

                          First Union Securities, Inc.

                   SunTrust Equitable Securities Corporation

                           Wachovia Securities, Inc.

                        The Williams Capital Group, L.P.

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